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Form 8-K                                                 Exhibit (12)
March 23, 1994


                    AMERICAN TELEPHONE AND TELEGRAPH COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)
                                  (Unaudited)

                                   For the Year Ended December 31,
                            1993      1992      1991      1990      1989
                            ----      ----      ----      ----      ----

Earnings Before Income
  Taxes                    $6,204    $5,958    $  883    $4,879    $4,731

Less Interest Capitalized
  During the Period            72        62        79        79        89

Less Undistributed
  Earnings of Less Than
  50% Owned Affiliates        (16)       23        49        39        31

Add Fixed Charges           1,528     1,621     1,781     1,864     1,400
                           ------    ------    ------    ------    ------
     Total Earnings        $7,676    $7,494    $2,536    $6,625    $6,011
                           ======    ======    ======    ======    ======

Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                 $1,181    $1,247    $1,294    $1,267    $  997

Interest Portion of
  Rental Expenses             347       374       487       597       403
                           ------    ------    ------    ------    ------

     Total Fixed
       Charges             $1,528    $1,621    $1,781    $1,864    $1,400
                           ======    ======    ======    ======    ======

Ratio of Earnings to
  Fixed Charges               5.0       4.6       1.4       3.6       4.3
                           ======    ======    ======    ======    ======